Exhibit 8.01

September 15, 2008

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

We have acted as special tax counsel for Xcel Energy Inc., a Minnesota corporation (the “Company”), in connection with the issuance and sale by the Company of 17,250,000 shares of common stock, par value $2.50 per share, of the Company, which includes up to 2,250,000 shares that may be issued upon exercise of the underwriters’ over-allotment option (the “Shares”).  The issuance and sale of the Shares are discussed in the preliminary and final prospectus supplements each dated September 9, 2008 (collectively, the “Prospectus Supplements”) and the prospectus dated January 8, 2008 (the “Prospectus”), which are part of the Company’s registration statement on Form S-3, as amended by Post-Effective Amendment No. 1 (the “Registration Statement”), filed on January 8, 2008, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”).

In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, the Prospectus Supplements and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof.  We have also made such investigations of law and fact as we have deemed appropriate as a basis for our opinion.

Our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereto, the existing applicable United States federal income tax regulations promulgated or proposed under the Code, published judicial authority and currently effective published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that the statements set forth in the Prospectus Supplements under the caption “Material U.S. Federal Income Tax Consequences,” subject to the qualifications set forth therein and in this letter, and to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws.  We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof.  This opinion is not binding upon the IRS or the courts.  There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

We hereby consent to the filing of this opinion as Exhibit 8.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement.  In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day